Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-199966

Dated February 19, 2016

J.P.Morgan

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JPMorgan Alerian MLP Index ETN

Overview | Performance | Underlying Index | Yield

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Related Documents

- Daily Report
- Fact Sheet
- Pricing Supplement

As of Date : Feb 18 2016


Performance with hypothetical re-investment of actual coupons1,2
120%
100%
80%
60%
40%
20%
0%
-20%
Feb 15
Mar 15
Apr 15
May 15
Jun 15
Jul 15
Aug 15
Sep 15
Oct 15
Nov 15
Dec 15
Jan 16
Selected Start Date: 02-19-2015 Selected End Date: 02-17-2(

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Footnote

1. Performance numbers reflect the actual coupons paid by the ETN. For the purpose of determining the performance we have assumed the coupon payments have been reinvested to purchase additional units of the ETN as of their respective Coupon Ex-Dates. The calculation was performed assuming a starting level of 100% on the date specified as the beginning of the "custom time period" selected above. Historical performance of the ETNs is not indicative of future performance. Your payment at maturity or upon early repurchase of the ETNs, as more fully described in the relevant pricing supplement, is based on the VWAP Level of the Alerian MLP Index. In addition, your payment at maturity for each ETN will not reflect the reinvestment of coupons. Instead, as long as you hold the ETNs, you will receive a quarterly coupon whose amount is variable.

2. The coupons paid on the ETNs are based on the cash distributions, if any, paid on the underlying MLPs, less the Accrued Tracking Fee. The coupons are variable and may be zero.

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Key Features

Main Risks:

- The ETNs may result in a loss.
- The ETNs are exposed to the credit risk of JPMorgan Chase & Co.
- The ETNs may not have an active trading market and may not continue to be listed over their term
- The Intraday Intrinsic Value and Daily Note Value are not the same as the closing price or any other trading price of the notes in the secondary market.
- The ETNs are subject to a maximum issuance limitation of 129,000,000 ETNs, which may cause the ETNs to trade at a premium relative to its IIV. Investors that pay a premium for the ETNs could incur significant losses if that investor sells its ETNs at a time when some or all of the premium is no longer present. ETN investors should always consult their advisors before purchasing or selling ETNs, particularly ETNs trading at a premium over their IIV.
- The payment at maturity or upon early repurchase of the ETNs will be based on the VWAP Level of the Index and not on the closing level of the Index and not to the published Intraday Intrinsic Note Value. The VWAP Level of the Index will most likely differ from the closing level of the Index or the IIV or any trading price on the secondary market.
- The coupon payments on the ETNs will be variable and may be zero. The Accrued Tracking Fee reduces the potential coupons and/or the payment at maturity or upon early repurchase.
- The Issuer's obligation to repurchase the ETNs is on a weekly basis and is subject to substantial minimum size restrictions
- You will not know how much you will receive upon early repurchase at the time that you elect we repurchase your ETNs.
- Potential Conflicts: we and/or our affiliates act as calculation agent for the ETNs and hedge our obligations under the ETNs.
- The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section of the relevant product supplement and the "Selected Risk Considerations" in the relevant pricing supplement.

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Disclaimer

SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, market supplement and term sheet if you so request by calling toll-free 800-576-3529.
To the extent there are any inconsistencies between this website and the relevant pricing supplement, the relevant pricing supplement, including any hyperlinked information, shall supersede this website.
Investment suitability must be determined individually for each investor. The financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice.

Investors should consult their own advisors on these matters. IMAGE OMITTEDIRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties. The tax consequences of the ETNs are uncertain. "Alerian MLP Select Index, Alerian MLP Select Total Return Index, Alerian MLP Index and Alerian MLP Total Return Index are trademarks of GKD Index partners, LLC". Back to Top Copyright © 2015 JPMorgan Exchange Traded | JPMorgan.com| Terms & Conditions